Consent of Independent Registered Public Accounting Firm We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Digital Media Solutions, Inc. for the registration of 2,989,090 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated March 16, 2022, with respect to the consolidated financial statements of Digital Media Solutions, Inc. included in its Annual Report (Form 10-K) for the year ended December 31 2021, filed with the Securities and Exchange Commission. /s/ Ernst & Young LLP Tampa, Florida August 29, 2022